Exhibit 3.2

BYLAWS

(As adopted April 9, 2004)

ARTICLE I

OFFICES

Section 1.	Principal Office

The principal office of the Federal Home Loan Bank of Seattle (“Bank”) shall be located in Seattle, Washington.

Section 2.	Other Offices

In addition, the Bank may maintain offices at any other place(s) designated by its Board of Directors (“Board”).

ARTICLE II

STOCKHOLDERS’ MEETINGS

Section 1.	Annual Meeting

The Stockholders of the Bank (“Stockholders”) are also known as its Members. The Stockholders’ annual meeting shall be held each year at such time and place as the Board may designate. Not less than ten days’ written notice of such meeting shall be given by mail to all Stockholders. At the annual meeting any appropriate business may be transacted, and the Bank’s officers shall make a report of the Bank’s financial condition and its performance during the preceding year. The Board or any officer thereof may submit such other matters to the Stockholders’ meeting as they may deem to be appropriate. The Stockholders may discuss the affairs of the Bank and may make recommendations to the Board.

Section 2.	Special Meetings

Special Stockholder meetings shall be called by the Board upon the written request of a majority of the Board members (“Directors”) or the Bank’s President. The Board shall designate the time and place for the special Stockholders’ meeting to be held not less than fifteen days, nor more than sixty days, after the request therefor. Should the Board fail to act for a period of thirty days after the request for a special Stockholders’ meeting, the Board Secretary shall designate the time and place for the special Stockholders’ meeting. The Secretary shall mail to each Stockholder at its last known address as shown on the Bank’s books a notice of the special Stockholders’ meeting. Such notice shall be sent at least ten days before such meeting and shall contain a statement of the purpose(s) of the meeting.

Section 3.	Quorum

The Stockholders present shall constitute a quorum at any Stockholders’ meeting.

Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004

ARTICLE III

BOARD OF DIRECTORS

Section 1.	Number and Qualifications

The Board shall consist of such Directors as shall be appointed or elected thereto in accordance with the Federal Home Loan Bank Act, as amended (“Act”), and the Rules and Regulations of the Federal Housing Finance Board (“Finance Board”) made thereunder.

Section 2.	Regular Meetings

Regular Board meetings may be held at such time and place as shall be determined from time to time by the Board; provided, however, that such meetings shall be held at least quarter-annually or as may otherwise be required by applicable law, rules or regulations.

Section 3.	Special Meetings

Special Board meetings may be called by its Chairman, the Bank’s President or upon the written request of three Directors. Not less than five days’ written notice by mail or three days facsimile or electronic mail notice of such meeting shall be given to all Board members. The notice shall state the time and place of the meeting and shall contain a statement of the purpose(s). Such meetings may be held at any time and place without previous notice if all Directors are actually present or consent thereto.

Section 4.	Quorum-Voting

At any Board meeting, or a committee thereof, a majority of the Directors or a majority of the committee members, as the case may be, shall constitute a quorum for the transaction of business, but a smaller number may adjourn from time to time until a quorum is present. Except as may be otherwise required by applicable law or these bylaws, the act of a majority of Directors or committee members, as the case may be, present at a meeting at which a quorum is present shall be the act of the Board or the committee, as the case may be.

Section 5.	Officers of the Board

The officers of the Board shall be a Chairman and a Vice Chairman, each elected by a majority of the Board from among the Directors for a two-year term, and a Secretary. The Corporate Secretary shall serve as Secretary to the Board. The Vice Chairman shall act as the Chairman in the event of a vacancy in the position of Chairman, or during the absence or disability of the Chairman, and in such event the term of such Vice Chairman shall not change and shall remain the term for which the Vice Chairman was originally elected. A majority of the Board shall designate from among the Directors an Acting Vice Chairman for any period during which the Vice Chairman is not available to carry out the requirements of the position of Vice Chairman for any reason. A majority of the Board shall designate from among the Directors an Acting Chairman for any period during which the Chairman, the Vice Chairman and the Acting Vice-Chairman are not available to carry out the requirements of the position of Chairman for any reason. At any regular or special meeting of the Board a majority of the Board may remove any person from the position of Chairman, Vice Chairman, Acting Chairman or Acting Vice Chairman for good cause. The officers shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board. The Chairman shall preside at all meetings of the Board and/or Stockholders.

Federal Home Loan Bank of Seattle	Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004

Section 6.	Order of Business

At Board meetings, business shall be transacted in such order as, from time to time, the Board may determine.

Section 7	Policies

The Board and appropriate Board committees shall review and adopt in accordance with applicable laws, rules and regulations such policies and plans as may be required by law and the Finance Board from time to time.

Section 8.	Committees

The Board may, by resolution adopted by a majority of the Board, designate one or more committees, each committee to consist of two or more Directors. The Board shall also designate the Chairman of each committee. All committees shall, to the extent possible, include an elected Director and an appointed Director. The Board Chairman, or if the Board Chairman is absent or unavailable, a Board committee Chairman, may designate one or more Directors to serve as alternate committee members at a meeting of the committee, and such alternate committee members may vote and otherwise act at the committee meeting. A committee shall, to the extent allowed by law and regulation, and in accordance with these bylaws, have and may exercise all the powers and authority granted to it by the Board. All committees shall, subject to Board approval, establish a committee charter that sets forth the purpose and operation of the committee. All committees shall meet as necessary, and shall report to the Board as and when required. The Board Chairman shall be an ex officio member of every Board committee. Each Board committee shall hold meetings in such time and in such place as may be determined from time to time by the Chairman of the committee. Reasonable prior notice of the time, place and agenda of any committee meeting shall be given in writing or by facsimile or electronic mail to the Board Chairman, the President and all committee members.

Section 9.	Designation of Depositories

The Board shall designate the trust company(ies) or bank(s) in which shall be deposited the monies or securities of the Bank as needed.

Section 10.	Telephone Meetings

Whenever the Board Chairman, the Bank’s President, or any three Directors, shall determine that in the interest of time and economy it is desirable that a Board meeting be so held, such meeting shall be conducted by a telephone conference. Telephone meetings shall be held only upon at least three (3) business days written or twenty-four (24) hour facsimile or electronic mail notice to each Director. Such notice shall contain a statement of the purpose(s) of the meeting. Such meetings may be held without previous notice if all of the Directors actually participate in or consent to such meetings.

ARTICLE IV

OFFICERS AND EMPLOYEES

Section 1.	Officers

The officers of the Bank shall be a President, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice President or Senior Vice President), a Chief Financial Officer and a Corporate Secretary, all of whom shall be elected by the Board. The President shall be the

Federal Home Loan Bank of Seattle	Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004

chief executive officer of the Bank and as such shall be primarily responsible for the operation and management of the Bank. One person may hold any two offices. All officers shall hold office for one year or until their respective successors are elected and qualified. The Board may also appoint such other officers as they shall deem necessary who shall have such authority and shall perform such duties as from time to time may be prescribed by the Board. The officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board. They shall have full responsibility for the operation of the Bank under the direction of the Board. They shall make full reports to the committees of the Board of matters under consideration or to be considered by such committee and shall see that a full report of the operation of the Bank is made to the Board at each regular meeting.

Section 2.	Employees and Legal Counsel

There shall be such other employees (which may include inside legal counsel) as the Board may authorize or whose appointment the Board may ratify; and they shall have such duties as shall be assigned to them by the Board and the Bank’s President. The Board and the officers of the Bank may retain such outside legal or other counsel as they each may deem necessary from time to time.

Section 3.	Compensation

The Board annually shall adopt an appropriate resolution showing the contemplated compensation of the President during the next calendar year.

ARTICLE V

CAPITAL STOCK

Section 1.	Issuance and Form

Each Stockholder shall acquire and retain capital stock in the manner and amount prescribed by the Act, the Rules and Regulations made thereunder, and the capital plan of the Bank, as each may be amended from time to time. Capital stock shall be issued in such form as prescribed or permitted by the Act, as amended, and the Rules and Regulations promulgated thereunder.

Section 2.	Transfers

Subject to the provisions of the Act, the Rules and Regulations made thereunder, and the capital plan of the Bank, as each may be amended from time to time, shares of stock of the Bank shall be transferable only upon its books by the duly authorized representative of the holder(s) thereof, who shall at such time receive a new certificate or, in lieu thereof, a written verification in the form of a transaction advice. Each transfer shall be recorded and the original record, or duplicate thereof, shall be kept at the principal office of the Bank.

Section 3.	Dividends

Dividends may be declared by the Board in accordance with the dividend policy(ies) established by the Finance Board from time to time and the capital plan of the Bank, as amended from time to time.

Section 4.	Redemption

The manner of redemption of capital stock shall be governed by the Act, the Rules and Regulations made thereunder, and the capital plan of the Bank, as each may be amended from time to time.

Federal Home Loan Bank of Seattle	Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004

ARTICLE VI

GENERAL PROVISIONS

Section 1.	Minutes

Accurate minutes of all Stockholder meetings and Board meetings shall be signed by the presiding officer and attested by the secretary officiating at such meetings. The original copies of such minutes shall be preserved by the Bank in minutes books in the custody of the Board Secretary but available to any member of the Finance Board or to its examiners or other official representatives.

Section 2.	Budget

The President of the Bank shall prepare and submit to the Board a proposed budget for the following calendar year. The Board shall promptly consider the proposed budget and shall adopt a budget.

Section 3.	Indemnification

(a) Definitions and rules of construction.

(1) Definitions for purposes of this section.

(i) Action. Any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal or otherwise, including any appeal or other proceeding for review; except for Excluded Actions as defined below;

(ii) Court. Includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii) Final Judgment. A judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv) Settlement. Includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere; and

(v) Excluded Action. Any judicial or administrative proceeding or threatened proceeding (i) which alleges willful misconduct or (ii) which alleges bad faith conduct.

(2) References in this section to any individual or other person, including the Bank, shall include legal representatives, successors, assigns, executors and administrators thereof. The provisions of this section shall apply to any application for indemnification of the Bank’s personnel that is pending on or filed after the effective date of this section, without regard to whether the application for indemnification concerns Actions or Excluded Actions taken prior to the effective date of this section.

(b) General. Subject to paragraph (c) of this section as to Excluded Actions, the Bank shall indemnify any person against whom an Action or Excluded Action is brought or threatened because that person is or was a Director, Affordable Housing Advisory Council member, officer or employee of the Bank, for:

(1) Any amount for which that person becomes liable under a Judgment or Settlement in such Action or Excluded Action; and

Federal Home Loan Bank of Seattle	Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004

(2) Reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such Action or Excluded Action, or in enforcing his/her rights under this Indemnification if he/she attains a favorable Final Judgment as to such Indemnification.

(c) Requirements for indemnification of a Director, Affordable Housing Advisory Council member, officer, or employee of the Bank as to Excluded Actions.

(1) Indemnification shall be made to such person under paragraph (b) of this section only if:

(i)	Final Judgment on the merits is in his/her favor; or

(ii)	In case of: (A) Settlement, (B) Final Judgment against him/her, or (C) Final Judgment in his/her favor, other than on the merits, if a majority of a quorum of disinterested Directors of the Bank duly adopts a resolution determining that he/she was acting in good faith within the scope of his/her employment or authority as he/she could reasonably have perceived it under the circumstances and for a purpose he/she could reasonably have believed under the circumstances was in the best interest of the Bank, its members, or the Federal Home Loan Bank System.

(2) Any Director of the Bank having a personal interest in such application for indemnification shall be disqualified from voting on the resolution required under this section. In the event that the necessary resolution cannot be duly adopted by a majority of a quorum of the Bank’s disinterested Directors, then the determination to indemnify under this section shall be made by independent legal counsel pursuant to the standard set for in paragraph (c)(1)(ii).

(d) Advance payment of expenses.

(1) Payments of reasonable costs and expenses (including reasonable attorney fees) shall be paid by the Bank as they are incurred in defending against any Action or Excluded Action, and in advance of any Settlement or resolution of the Action or Excluded Action beginning 30 days from the date of receipt by the Bank and its General Counsel of any person’s written application for indemnification, including a certification and supporting statement of that person’s belief that they are or ultimately may become entitled to indemnification under this section.

2) In any Excluded Action in which advance payments have been made under this paragraph and following termination of the Excluded Action, whether by Final Judgment against the indemnitee, Settlement, or otherwise, the Directors shall make a finding under this paragraph as to whether reimbursement should be made of the advance payments. Nothing in this paragraph shall prevent the adoption of a resolution at any time prior to the termination of the Excluded Action as to whether advance payment of expenses should or should not be made under this paragraph.

(e) Indemnification relating to services performed on behalf of the Bank. For the purposes of paragraph (b) of this section, if an Action or Excluded Action is brought or threatened against a Director, Affordable Housing Advisory Council member, officer, employee or other individual approved by the Board to represent the Bank, because of that person’s service to any other entity, group or organization on behalf of the Bank, the Action or Excluded Action shall be deemed to be

Federal Home Loan Bank of Seattle	Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004

brought or threatened because that person is or was a Director, Affordable Housing Advisory Council member, office or employee of the Bank at the time the service was performed and indemnification may accordingly be sought under the appropriate provisions of this section.

Section 4.	Corporate Seal and Signing of Papers

The seal of the Bank shall be in the charge of the Corporate Secretary for his/her discretionary use with respect to certification of Bank documents. No seal shall be necessary to make any contract or other document valid. All contracts, deeds, bonds, assignments, releases or other documents of the Bank, except checks, shall be signed in the name of the Bank by any officer or any other authorized person. Checks in amounts of $10,000 or less shall be signed by at least one authorized officer or by at least one other authorized person. Checks in amounts exceeding $10,000 shall be signed by any two authorized officers or by any authorized officer and any other authorized person.

Section 5.	Operations

The Bank shall operate and do business within the provisions of the Act, the Rules and Regulations made thereunder, its certificate of organization, these Bylaws and such directives not inconsistent with the foregoing as the Board may from time to time adopt.

Section 6.	Fiscal Year

The fiscal year of the Bank shall begin on the first day of January.

Section 7.	Emergency Action

In the event of an emergency, the President (or in the President’s absence, two or more of the highest ranking and available officers of the Bank), together with: (i) the Chairman or the Vice Chairman; or (ii) one or more appropriate Board committee Chairmen; or (iii) in the absence of the Chairman, the Vice Chairman and appropriate Board committee Chairmen, all available members of the Board, are authorized to declare that an emergency exists and to take such actions as are considered necessary or appropriate in order to address such emergency or to provide for the uninterrupted continuance of the business of the Bank. To the extent possible or practicable, the entire Board shall be notified of the emergency and of the emergency actions being considered. Notwithstanding the preceding, whenever the aforementioned officers are of the opinion that an emergency exists and that notification to the Board is not possible or is impractical under the circumstances, such officers shall have authority to declare that an emergency exists and to take such actions as they deem to be necessary or appropriate to effectuate the purposes of this provision. In the event of an emergency, all available members of the Board shall be considered a quorum for Board action. Any provisions of these bylaws and any Board resolutions that are contrary to this provision shall be suspended until it shall be determined by said officers or by the Board that the conduct and management of the Bank shall resume under the otherwise applicable bylaws provisions and resolutions. For purposes of this provision, “emergency” means any condition that: (i) significantly interferes, or may significantly interfere, with the conduct of normal business operations of the Bank; (ii) creates or may create significantly increased risk to the Bank; or (iii) poses an imminent or existing threat to the safety and security of persons or property, or both. Without limitation, an emergency condition, as defined hereinabove, may arise as a result of any one or more of the following: fire; earthquake; flood; wind, rain or snow storm; power failure; labor dispute; transportation failure; war or warlike condition; act or

Federal Home Loan Bank of Seattle	Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004

threatened act of terrorism; bombing or bomb threat; and riot, civil commotion or other acts of lawlessness or violence.

Section 8.	Amendment

These bylaws may be amended by the affirmative vote of a majority of the Directors at any regular or special meeting of the Board.

Federal Home Loan Bank of Seattle	Bylaws of the Federal Home Loan Bank of Seattle
April 9, 2004
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